Exhibit 1.1
DEALER MANAGER AGREEMENT
CONFIDENTIAL
September 9, 2009
Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022
Ladies and Gentlemen:
1.	The Exchange Offer. NCI Building Systems, Inc., a Delaware corporation (the “Company”), intends to commence an exchange offer (together with any amendments or supplements thereto or extensions thereof, the “Offer”) to acquire all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) issued under that Indenture, dated as of November 16, 2004, between the Company and The Bank of New York, as trustee (the “Trustee”), in exchange for a combination of cash and shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, on the terms and subject to the conditions set forth in the Offer Documents (as defined below). The Offer is being conducted pursuant to that certain Investment Agreement by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (the “CD&R Fund”) dated as of August 14, 2009, as amended by Amendment No. 1 thereto dated as of August 28, 2009 and Amendment No. 2 thereto dated as of August 31, 2009 (as may be further amended, the “Investment Agreement”), and is part of the “Restructuring” defined therein.

2.	Appointment as Dealer Manager. The Company previously has engaged Greenhill & Co., LLC as financial advisor pursuant to a letter agreement dated March 6, 2009 (as such letter agreement may be amended or modified, the “Engagement Letter”). The Company hereby appoints you as the dealer manager (the “Dealer Manager”), and authorizes you to act as such, in connection with the Offer. On the basis of the representations, warranties and covenants contained herein, you agree to act as the Dealer Manager in connection with the Offer upon the terms and subject to the conditions set forth herein and, in accordance with your customary practice, to perform those services in connection with the Offer as are customarily performed by you in connection with acting as dealer manager for exchange offers of like nature. In such capacity, you shall act as an independent contractor, and your duties arising out of your engagement pursuant to this Dealer Manager Agreement (this “Agreement”) shall be owed solely to the Company.

The Company further authorizes you to communicate with Computershare Trust Company, N.A., in its capacity as exchange agent (the “Exchange Agent”), and with Morrow & Co. LLC, in its capacity as information agent (the “Information Agent”), with respect to matters relating to the Offer. The Company has instructed each of the Exchange Agent and the Information Agent to advise you daily and otherwise upon your request as to the principal amount of Notes which have been validly tendered and not validly withdrawn pursuant to the Offer and has instructed each of the Exchange Agent and the Information Agent to advise you as to such other matters in connection with the Offer as you may reasonably request. The Company also shall make or cause the Exchange Agent to make appropriate arrangements, as required, with the Depository Trust Company (“DTC”) and any other qualified, registered securities depositary to allow for the book-entry movement of tendered Notes between depositary participants and the Exchange Agent.

The Company has retained Financial Balloting Group, LLC as its voting agent (the “Voting Agent”) in connection with the solicitation of acceptances to a proposed prepackaged plan of reorganization (the “Prepackaged Plan”) that is an alternate method of effecting the Restructuring that would not require the consummation of the Offer. The Dealer Manager shall have no obligations, duties or liabilities hereunder with respect to the Prepackaged Plan or any solicitation of acceptances with respect thereto. The Company has instructed the Voting Agent to advise you as to such matters in connection with the Prepackaged Plan and the solicitation of acceptances thereof as you may reasonably request.

3.	Acts of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. In soliciting or obtaining tenders, no broker, dealer, commercial bank, trust company or other nominee is to be deemed to be acting as the agent of the Dealer Manager or the agent of the Company or any of its affiliates, and you, as Dealer Manager, shall not be deemed for any purpose the agent of the Company or any of its affiliates or the agent of any broker, dealer, commercial bank, trust company, other nominee or a partner or joint venturer of or member of a syndicate or group with the Company or any of its affiliates. Neither you nor any of your affiliates, or your or their respective directors, officers, employees or agents, shall have any liability (whether direct or indirect, in tort, contract or otherwise) to the Company, any of its affiliates, security holders, employees or creditors or any other third party for any act or omission on the part of any broker, dealer, commercial bank, trust company or other nominee (other than you or your affiliates).

4.	Offer Materials, Noteholder Lists and Other Information.
(a)	The Company agrees to furnish or cause to be furnished to you, at its expense, as many copies as you may reasonably request of, the Offer Documents (as defined below) for use in performing your services as Dealer Manager and with such information within the Company’s possession concerning the Company and/or its affiliates, the Common Stock and the Offer that you may reasonably request for the performance of the services to be performed by you hereunder.

(b)	The Company will prepare and file with the U.S. Securities and Exchange Commission (the “Commission”), under the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Securities Act”), a registration statement on Form S-4, including a prospectus, relating to the Offer and the Common Stock to be issued in the Offer (such registration statement, as initially filed, including all documents incorporated therein by reference, the “Original Registration Statement”). Except where the context otherwise requires, the term “Registration Statement” as used in this Agreement refers to the Original Registration Statement, as amended (if applicable), when it becomes effective under the Securities Act, including the exhibits thereto and all documents filed as part thereof or incorporated by reference therein and, in the event of any amendment or supplement thereto or the filing of any abbreviated registration statement pursuant to Rule 462(b) of the Securities Act (the “Rule 462(b) Registration Statement”) relating thereto after the effective date of such Original Registration Statement, then after any such filing, all references to “Registration Statement” shall be deemed to include any such amendment, supplement or Rule 462(b) Registration Statement. Any preliminary prospectus included in the Original Registration Statement or in any amendment thereto prior to the effectiveness of the Registration Statement (excluding the last amendment thereto prior to effectiveness), or any preliminary prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act, in each case, including all documents incorporated therein by reference, is referred to herein as a “Preliminary Prospectus.” The final prospectus, in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, including all documents incorporated by reference therein, is herein called the “Prospectus,” except that if the final prospectus furnished to the Dealer Manager for use in connection with the Offer differs from the prospectus set forth in the Registration Statement (whether or not such prospectus is required to be filed pursuant to Rule 424(b)), the term “Prospectus” shall refer to the final prospectus furnished to the Dealer Manager for such use.

On the date of commencement of the Offer (the “Commencement Date”), the Company will prepare and file with the Commission, in accordance with the provisions of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder (collectively, the “Exchange Act”), a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer pursuant to Rule 13e-4 under the Exchange Act.

Any reference in this Agreement to (i) financial statements and schedules and other information “contained,” “included” or “stated” in the Registration Statement, any Preliminary Prospectus, the Prospectus or the Schedule TO (or other references of like import) refers to and includes all such financial statements and schedules and other information that is incorporated by reference in or otherwise deemed by the Securities Act to be a part of or included in the Registration Statement, such Preliminary Prospectus, the Prospectus or the Schedule TO, as the case may be, and (ii) “amend,” “amendment,” “supplement”

or “supplemented” with respect to the Registration Statement, any Preliminary Prospectus, the Prospectus or the Schedule TO refers to and includes any documents filed after such date under the Exchange Act that are incorporated by reference therein or otherwise deemed by the Securities Act or the Exchange Act, as applicable, to be a part of or included in the Registration Statement, such Preliminary Prospectus, the Prospectus or the Schedule TO, as the case may be.
The Original Registration Statement, the Registration Statement, the Schedule TO, the accompanying letter of transmittal (the “Letter of Transmittal”), the related letters from the Dealer Manager to securities brokers, dealers, commercial banks, trust companies and other nominees, letters for use by brokers to clients holding Notes, letters to beneficial owners of Notes, notices of guaranteed delivery, any Preliminary Prospectus, the Prospectus, any Written Communication (as defined in Section 8(j) hereof), all newspaper announcements, press releases and any other documents, materials, or filings whatsoever relating to the Offer that the Company may use, file, distribute, mail, approve, publicly disseminate, provide to registered or beneficial holders of the Notes, authorize for use in connection with the Offer or that are required to be filed by the Company with the Commission in connection with the Offer, and in each case, including any amendment or supplement thereto and any documents or information incorporated by reference therein, are referred to herein collectively as the “Offer Documents” and individually as an “Offer Document.”

(c)	The Offer Documents have been or will be prepared and approved by, and are the sole responsibility of, the Company. You are authorized to use copies of the Offer Documents in connection with the Offer and you may rely on the accuracy and completeness of all Offer Documents, without assuming any responsibility for independent investigation or verification thereof (other than information relating to you provided by you for inclusion in the Offer Documents). You shall not have any obligation to cause copies of the Offer Documents to be transmitted generally to the holders of Notes; however, upon request of any holder of Notes, you shall use your reasonable best efforts to convey such request to the Information Agent as promptly as practicable.

(d)	The Company will not use, amend or supplement or file with the Commission or with any other federal, state, local or foreign governmental or regulatory authority, including the Financial Industry Regulatory Authority, Inc. (“FINRA”), agency or instrumentality or any court (“Other Agency” and, collectively, “Other Agencies”) any Offer Documents without first submitting copies of such Offer Documents to you a reasonable time prior to using, amending or supplementing or filing such Offer Documents and giving reasonable consideration to your and your counsel’s comments.

(e)	From the date hereof and to and including the expiration of the Offer (the “Expiration Date”), the Company will file all documents required to be filed with the Commission pursuant to the Securities Act and the Exchange Act, as applicable within the time periods required by the Securities Act or the Exchange Act, as applicable. The Company shall use its reasonable best efforts to disseminate the applicable Offer Documents to each registered holder of any Notes as of the record date used for such dissemination, on or as soon as practicable after the Commencement Date, pursuant to Rule 13e-4 so as to fulfill not later than the date hereof all requirements thereof as to the commencement of the Offer, under the Exchange Act and otherwise comply in all material respects with its obligations thereunder. Thereafter, to the extent reasonably practicable until the date three days prior to the Expiration Date, the Company shall use its reasonable best efforts to cause copies of the applicable Offer Documents and a return envelope to be mailed to each person who becomes a holder of record of any Notes after the record date used for the initial dissemination of the Offer Documents and prior to such date that is three days prior to the Expiration Date.

(f)	To the extent they are available to the Company, the Company has furnished or shall use its reasonable best efforts to furnish to you, or cause the trustees (including the Trustee), transfer agents or registrars for the Notes to furnish to you, as soon as practicable after the date hereof (to the extent not previously furnished), at the Company’s expense, cards or lists in reasonable quantities or copies thereof showing the names of persons who were the holders of record or, to the extent available, the beneficial owners of the Notes as of a recent date, together with their addresses and the principal amount of Notes held by them. Additionally, the Company shall use its reasonable best efforts to update, or cause the trustees (including the Trustee), transfer agents or registrars referred to above to update such information from time to time during the term of this Agreement as may be reasonably requested by you. You agree to use such information only in connection with the Offer and not to furnish such information to any other person except in connection with the Offer.
5.	Compensation. The fee payable to you for your services as Dealer Manager in connection with the Offer pursuant to this Agreement shall be $500,000, which fee shall be contingent and paid upon the earlier of the (i) consummation of the Offer or (ii) the receipt of valid acceptances (or agreements to provide such acceptances) to the Prepackaged Plan from (a) holders of at least two-thirds of the outstanding principal amount of the Notes and (b) lenders under the “existing credit facility” holding two-thirds of the aggregate amount of outstanding loans (including any accrued interest and other amounts owed) thereunder. This Agreement is in addition to, and supplements, but does not amend or replace the Engagement Letter, and nothing in this Agreement shall affect your right to receive any fees, compensation or reimbursement set forth in the Engagement Letter in accordance with the terms thereof for your services as financial advisor to the Company.

6.	Expenses of Dealer Manager and Others. Except for costs and expenses that are the responsibility of the CD&R Fund, the Company will pay all costs and expenses incident to the performance of its obligations hereunder, including, without limitation, (a) all fees and expenses relating to the preparation, filing, printing, mailing and publishing of the Offer Documents (including all exhibits, amendments and supplements thereto) and the distribution thereof, (b) all costs and expenses incurred by securities brokers and dealers, commercial banks, trust companies and other nominees for their customary mailing and handling expenses incurred in forwarding any Offer Document, (c) all fees and expenses of the Exchange Agent and the Information Agent, (d) all advertising charges, (e) the fees and expenses of the Company’s counsel and independent accountants, (f) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Common Stock to be issued in the Offer under all applicable state securities or “blue sky” laws, (g) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties), (h) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA, (i) all expenses and application fees related to the listing of the Common Stock to be issued in the Offer on any stock exchange and (j) all other fees and expenses in connection with the Offer, including those of any other person rendering services in connection therewith. The Company will reimburse you for all reasonable and documented out-of-pocket expenses incurred by you in connection with your services as Dealer Manager, including fees and expenses of your legal counsel; provided that you shall have obtained the written approval of the Company prior to engaging any third party advisors or legal counsel, such approval not to be unreasonably withheld. The Company hereby approves the engagement of Davis Polk & Wardwell LLP as legal counsel for you in connection with your activities under this Agreement. All payments to be made to you by the Company pursuant to this Section 6 shall be made promptly upon request in U.S. dollars. The Company shall perform its obligations as set forth in this Section 6 whether or not the Offer is commenced, withdrawn, terminated or cancelled or whether the Company or any of its affiliates acquires any Notes pursuant to the Offer or otherwise.

7.	Sufficient Funds. The Company represents and warrants to you that at the time the Company becomes obligated to purchase the Notes under the Offer it will have funds sufficient to enable the Company to pay, in accordance with the terms and conditions of the Offer, and the Company hereby agrees that it will pay, in accordance with the terms and conditions of the Offer and Sections 5 and 6 hereof, the purchase price (any costs required to be paid in connection with the Offer for the Notes) that the Company has offered, and may be required, to purchase under the Offer, and the fees and expenses payable hereunder.

8.	Representations, Warranties and Covenants of the Company. The Company represents and warrants to you that:
(a)	The Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its businesses or the ownership of leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not or is not reasonably likely to have a material adverse effect on the business, properties, financial position or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to purchase Notes pursuant to the Offer as required or to consummate the transactions contemplated thereby (a “Material Adverse Effect”).

(b)	(i) Subject to the filing of the Series B Preferred Stock CoD (as defined in the Investment Agreement) and provided that the right, power, authority and capacity of holders of the Company’s Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”) and the right, power authority and capacity of the Company to permit conversion of the Series B Preferred Stock into Common Stock shall be subject to the Company having a sufficient number of authorized but unissued shares of Common Stock to permit each share of the Series B Preferred Stock to be validly converted into Common Stock pursuant to the terms of the Series B Preferred Stock CoD, the Company has the requisite corporate power and authority to take and has duly taken or will take prior to the Settlement Date, all necessary corporate action to authorize (A) the Offer (including the issuance of the Series B Preferred Stock by the Company), (B) the issuance of the Common Stock or the purchase by the Company of Notes pursuant to the Offer, (C) the consummation of the Restructuring and the other transactions contemplated thereby and (D) the execution, delivery and performance of this Agreement and all related documents, and (ii) this Agreement and all related documents have been duly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery by you, this Agreement and all related documents are legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors’ rights generally and general principles of equity relating to enforceability.

(c)	The Common Stock to be issued in the Offer has been duly authorized and, when issued and delivered in exchange for the Notes pursuant to the Offer, will be duly and validly issued, fully paid and non-assessable, and the issuance of the Common Stock will not be subject to any preemptive or similar rights.

(d)	Other than (A) the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, (B) the passage of the applicable ten day notice period in compliance with Paragraph 312.05 of the New York Stock Exchange’s Listed Company Manual, (C) the filing and approval of subsequent listing applications with the New York Stock Exchange, (D) in connection or in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the Austrian Cartel Act of 2005 (the “Austrian Act”), (E) the filing with the Commission of the applicable Offer Documents and the filings with the Commission or any Other Agencies pursuant to the applicable requirements of any federal or state securities or “Blue Sky” laws, (F) as disclosed in the Offer Documents and (G) such other consents, approvals, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no consent, authorization, approval, order, exemption, registration, qualification, license or other action of, or filing with or notice to, the Commission or any Other Agency or stockholders of the Company is required in connection with the execution, delivery and performance of this Agreement or any related documents by the Company, the making or consummation by the Company of the Offer, the issuance of Common Stock or the purchase of Notes by the Company pursuant to the Offer, or the consummation of the Restructuring (other than through the Prepackaged Plan) or the other transactions contemplated thereby, except for such consents, authorizations, orders, exemptions, registrations, qualifications, licenses and other actions of, and filings with and notices to, the Commission and Other Agencies as have already been obtained under the Securities Act and the Exchange Act, as applicable, or as may be required by FINRA, the New York Stock Exchange (“NYSE”) or under applicable state securities laws in connection with the tender of the Notes or the issuance of the Common Stock pursuant to the Offer. All such required consents, authorizations, approvals, orders, exemptions, registrations, qualifications, licenses and other actions of, and filings with and notices to, the Commission and Other Agencies (other than those referred to in clause (G) of the previous sentence) will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to the issuance of Common Stock and the purchase of Notes pursuant to the Offer.

(e)	Subject to compliance with the statutes and regulations referred to in Section 8(d) above and other than as disclosed in the Offer Documents, the Offer, the issuance of Common Stock and the purchase of Notes by the Company pursuant to the Offer, the consummation of the Restructuring (other than through the Prepackaged Plan) and the transactions contemplated thereby, the filing of the Offer Documents, and the execution, delivery and performance of this Agreement and all related documents by the Company, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company or its subsidiaries or affiliates is or may be subject or bound or (iii) result in a breach of any of the terms or provisions of, or constitute a default or accelerate or create an obligation or a loss of benefit (with or without due notice and/or lapse of time) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries or affiliates pursuant to any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Company or its subsidiaries or affiliates is a party or by which any of them or any of their respective properties or assets is subject or bound (other than the Permitted Liens and with respect to the Credit Agreement, the Amended Credit Agreement, the Credit Documents, the Amended Credit Documents, the ABL Agreement and the other ABL Documents (each as defined in the Investment Agreement)), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In connection with the Offer, the Company has complied, and will continue to comply, in all material respects with the Exchange Act, including, without limitation, Sections 10, and 13 of the Exchange Act and Rules 10b-5, 13e-4 and 14e-1 under the Exchange Act.

(f)	No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus included in the Offer Documents, at the time of filing thereof, complied in all material respects with the Securities Act. No Preliminary Prospectus, at the time of filing thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)	Prior to the Expiration Date, the Registration Statement will have become, and will be, effective under the Securities Act. No order suspending the effectiveness of the Registration Statement has been issued by the Commission, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the Offer has been initiated or threatened by the Commission. As of the applicable effective date of the Registration Statement and any post-effective amendment thereto, the Registration Statement and any such post-effective amendment complied and will comply in all material respects with the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company will pay the registration fee for the issuance of the Common Stock to be issued pursuant to the Offer in accordance with Rule 457 under the Securities Act. The Company meets the conditions for the use of Form S-4 with respect to the Registration Statement in connection with the Offer as contemplated by this Agreement.

(h)	As of the date of the Prospectus and any amendment or supplement thereto and at all times thereafter to and including the Expiration Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)	On the Commencement Date, the Company will duly file with the Commission a Schedule TO with respect to the Offer pursuant to Rule 13e-4 under the Exchange Act. As of the date of the Schedule TO and any amendment or supplement thereto and all such times thereafter up to and including the Expiration Date, the Schedule TO as so filed, and as amended and supplemented from time to time, will comply in all material respects as to form with the provisions of the Exchange Act and, as of the date of the Prospectus and any amendment or supplement thereto and at all times thereafter to and including the Expiration Date, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)	The Company (including the Company’s affiliates, agents and representatives, other than the Dealer Manager) has not prepared, used, authorized, approved or referred to and will not prepare, use, authorize, approve or refer to any Offer Document, including, without limitation, any written communication as defined in Rule 405 under the Securities Act that constitutes an offer to sell or solicitation of an offer to buy the Common Stock (each such communication by the Company or its affiliates, agents and representatives, a “Written Communication”) other than (i) the documents listed on Schedule I hereto, (ii) any written communications made, in accordance with Section 4(d), in connection with or relating to the transaction within the meaning of Rules 165 and 425 of the Securities Act or any written communications relating to the Offer within the meaning of Rule 13e-4(c)(1), and (iii) any other written communications approved in advance by the Dealer Manager. The Offer Documents (including, without limitation, any documents incorporated by reference in any Offer Document) comply or will comply in all material respects with the Securities Act and the Exchange Act, as applicable. None of the Offer Documents (including, without limitation, any documents incorporated by reference in any Offer Document) will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no material fact or information concerning the Company or any of its subsidiaries, or the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company or any of its subsidiaries that is required under the U.S. securities laws to be made generally available to the public and that has not been, or is not being, or will not be, made generally available to the public through the Offer Documents or otherwise.

(k)	The documents incorporated by reference in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Schedule TO or any other Offer

Document, when they were filed with the Commission, conformed in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any further documents so filed and incorporated by reference in any Offer Document, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l)	The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Schedule TO or any other Offer Document comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included or incorporated by reference in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Schedule TO or any other Offer Document present fairly the information required to be stated therein. The other financial information included or incorporated by reference the Registration Statement, any Preliminary Prospectus, the Prospectus, the Schedule TO or any other Offer Document has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby. The pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Schedule TO or any other Offer Document have been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are set forth in such Offer Documents. No financial statements or schedules, other than the financial statements that are included in the Registration Statement, the Prospectus and the Schedule TO, and any amendments or supplements thereto, are required to be included therein.

(m)	Since the date of the most recent financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Original Registration Statement and except as otherwise disclosed in or contemplated by the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO except as described in or contemplated by the Registration Statement, any Preliminary Prospectus or the Prospectus: (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO), short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change in or affecting the business, properties, financial position, or results of operations of the Company and its subsidiaries taken as a whole, (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) or incurred any liability or obligation, direct or contingent, other than those that are entered into or incurred in the ordinary course of business or which, individually or in the aggregate, would not have a Material Adverse Effect, and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that would, individually or in the aggregate, result in a Material Adverse Effect and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

(n)	The Company has an authorized capitalization as set forth in the Registration Statement, each Preliminary Prospectus and the Prospectus under the heading “Capitalization.” All the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights. Except as described in or expressly contemplated by the Registration Statement, any Preliminary Prospectus or the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options, in each case, that could be exercised by the holders thereof as a result of the Offer. The capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, each Preliminary Prospectus and the Prospectus. All the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as otherwise described in the Registration Statement, any Preliminary Prospectus or the Prospectus) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party other than the Permitted Liens and with respect to the Credit Agreement, the Amended Credit Agreement, the Credit Documents, the Amended Credit Documents, the ABL Agreement and the other ABL Documents.
(o)	Except as specifically described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, none of the Company or any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in the Notes or any other contract, indenture, mortgage, note or other instrument to which it is a party or by which it is bound, or to which any of its respective assets or properties is subject, except for such defaults as would not, in the case of the Company and its subsidiaries, individually or in the aggregate, have a Material Adverse Effect.

(p)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect. Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO that are not so described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act and the Exchange Act, as applicable, to be filed as exhibits to the Registration Statement or described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO.

(q)	Ernst & Young LLP, who has certified the financial statements and supporting schedules of the Company and its subsidiaries, all incorporated by reference in the Offer Documents, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(r)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, the Company and its subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries, (ii) are not required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO or (iii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(s)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, the Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, except for such failure to own or possess adequate rights, or conflict, that (i) do not materially interfere with the use made and proposed to be made of such patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), (ii) are not required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO or (iii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(t)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, the Company and its subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which (i) are required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary

Prospectus or (ii) would reasonably be expected to result in a Material Adverse Effect.

(u)	No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO and that is not so described in such documents.

(v)	Except as otherwise disclosed in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, there is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets, except for such tax deficiencies that (i) are not required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(w)	The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect or except where the failure to posses or make the same was described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO. Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(x)	No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or any of its subsidiaries’ principal suppliers, contractors or customers, except as (i) would not have a Material Adverse Effect (ii) required under the Securities Act and the

Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO and not so described.

(y)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, there has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by the Company or any of its subsidiaries (or, to the knowledge of the Company and its subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company or any of its subsidiaries is or would reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company or any of its subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws (as defined below) or in a manner or amount or to a location that would reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which (i) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) are not required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

(z)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, (i) The Company and its subsidiaries (A) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (B) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (C) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (D) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (E) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of clauses (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that are not required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO, and (iii) (A) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed or which are required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO, (B) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that would reasonably be expected to have a Material Adverse Effect, and (C) none of the Company and its subsidiaries anticipates capital expenditures relating to any Environmental Laws, with for such capital expenditures that would not reasonably be expected to have a Material Adverse Effect.

(aa)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO and except for any matters that are not required under the Securities Act and the Exchange Act, as applicable, to be described in the Registration Statement, any Preliminary Prospectus, the Prospectus, or the Schedule TO, (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for noncompliance that would not reasonably be expected to result in a Material Adverse Effect, (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that would reasonably be expected to result in a Material Adverse Effect, (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period), except as would not reasonably be expected to have a Material Adverse Effect, (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or would reasonably be expected to result in a Material Adverse Effect, (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA), which any liability that would not reasonably be expected to have a Material Adverse Effect and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(bb)	The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud Known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(cc)	Except as described in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO, the Company and each of its subsidiaries currently maintains, and during each of the last five (5) calendar years (or during such lesser period of time as the Company has owned such Subsidiary) has maintained, insurance with reputable insurance companies of the types and in the amounts that the Company reasonably believes is adequate for its and their respective businesses (taking into account the cost and availability of such insurance).

(dd)	None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ee)	To the knowledge of the Company, the operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); to the knowledge of the Company, no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or threatened.

(ff)	To the knowledge of the Company, none of the Company, any of its subsidiaries, or any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) that is material to the Company and its subsidiaries, taken as a whole. The Company will not directly or indirectly use the proceeds of the issuance of the Common Stock hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(gg)	Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or the Dealer Manager for a brokerage commission, finder’s fee or like payment in connection with the Offer, except that the Company is obligated to pay an advisory fee to J.P. Morgan Securities Inc. under that certain engagement letter dated January 9, 2009, and the Dealer Manager does not and shall not have any liability with respect thereto.

(hh)	Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the exchange of the Notes for Common Stock and cash in connection with the Offer or the resale of the Common Stock.

(ii)	The Company reasonably believes that the statements and financial information (including the assumptions described herein) included in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO as under the heading “UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR RESTRUCTURING UNDER THE PREPACKAGED PLAN” (collectively, the “Projections”) were made with a reasonable basis. All assumptions material to the Projections (in the judgment of the Company) are set forth in the Registration Statement, any Preliminary Prospectus, the Prospectus and the Schedule TO.

(jj)	Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in any Offer Document is not based on or derived from sources that are reliable and accurate in all material respects.

(kk)	The Company is subject to and in compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(ll)	The Common Stock to be issued pursuant to the Offer is or will be, prior to the date of the issuance of the Common Stock pursuant to the Offer (the “Settlement Date”), duly listed, and admitted and authorized for trading, subject to official notice of issuance, on the NYSE.

(mm)	Neither the Company nor any of its subsidiaries is, or will be as a result of the purchase of the Notes and the issuance of the Common Stock pursuant to the Offer, the consummation of the Restructuring and or the other transactions contemplated thereby, an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.
Each of the representations and warranties of the Company set forth in this Agreement will be true and accurate on and as of the date on which the Offer is commenced and, except for such representations that are specifically as of a time specified in such representations, at all times during the period of the Offer.

The Company acknowledges that you are not providing to it or any other person, and it is not relying on your, advice for tax, legal, accounting or regulatory matters in any jurisdiction relating to the Offer or the transactions contemplated thereby, it is seeking and will rely on the advice of its other professionals and advisors for such matters and it will make an independent analysis and decision regarding the Offer and related transactions based upon such advice. The Company agrees that any information or advice (other than any information or advice relating to the U.S. tax treatment and U.S. tax structure of any transaction) provided by you or any of your representatives in connection with this engagement is solely for the confidential use of the Company in connection with the Offer and the Company will not, and will not permit any third party to, use any such information or advice for any other purpose or disclose or otherwise refer to any such information or advice, or to you, in any manner without your prior written consent, except as required by applicable law or regulation or judicial process.

The Company acknowledges and agrees that you have been retained in your capacity as Dealer Manager for the Offer, solely by the Company and not as an agent of the Company or as an agent of or an advisor to any third party, and you are acting as an independent contractor and not in any other capacity including, without limitation, as a fiduciary. The Company further acknowledges and agrees that you shall not be responsible for any obligations of any other person.

9.	Further Agreements of the Company
(a)	Wachtell, Lipton, Rosen & Katz, counsel for the Company, shall have furnished to the Dealer Manager, its written opinion, on and as of the Commencement Date and again on and as of the Settlement Date, in form and substance reasonably satisfactory to the Dealer Manager, to the effect set forth in Annexes A-1 and A-2 hereto, respectively. Todd R. Moore, Executive Vice President General Counsel and Secretary for the Company, shall have furnished to the Dealer Manager, its negative assurance letter, on and as of the Commencement Date and again on and as of the Expiration Date, in form and substance reasonably satisfactory to the Dealer manager, to the effect set forth in Annexes B-1 and B-2 hereto, respectively.

(b)	The Company will inform you promptly, and, if requested by you, confirm such information in writing, (i) when the Registration Statement has become effective, (ii) when any amendment to the Registration Statement has been filed or becomes effective, (iii) when any Preliminary Prospectus or supplement to the Prospectus or amendment to the Prospectus or Written Communication has been filed, (iv) when the Schedule TO or any amended Schedule TO has been filed, (v) of any request by the Commission for any amendment to the Registration Statement, any amendment or supplement to the Prospectus or any amendment to the Schedule TO or the receipt of any request by the Commission for any additional information, (vi) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, the Prospectus or the Schedule TO or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act, (vii) of the occurrence of any event prior to the Settlement Date as a result of which the Registration Statement, any Preliminary Prospectus, the Prospectus, the Schedule TO or any other Offer Document as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when such the Registration Statement, any Preliminary Prospectus, the Prospectus the Schedule TO or any other Offer Document is delivered, not misleading, (viii) of any injunction or litigation or administrative action or claim relating to the Offer and (ix) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Common Stock for issuance in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, the Prospectus or the Schedule TO or suspending any such qualification of the Common Stock and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(c)	The Company will comply with the Securities Act and the Exchange Act, as applicable, so as to permit the completion of the Offer and the issuance of the Common Stock and the purchase of Notes tendered pursuant thereto, and the consummation of the Restructuring and the other transactions contemplated thereby, as contemplated in the Offer Documents. The Company will notify you immediately, and, if requested by you, confirm such notice in writing, of (i) the occurrence of any event, or discovery of any fact, which would reasonably be expected to cause the Company to withdraw, rescind, modify or terminate the Offer or the transactions contemplated thereby or not to issue the Common Stock or purchase Notes tendered pursuant to the Offer, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would make any statement in the Offer Documents false or misleading or otherwise require the making of any change in any of the Offer Documents then being used, (iii) any proposal or requirement to make, amend or supplement any filing required by the Securities Act and Exchange Act, as applicable, or any other applicable law, rule or regulation in connection with the Offer or the transactions contemplated thereby, (iv) the issuance by the Commission or any Other Agency of any formal or informal comment or order or the taking of any other action concerning the Offer or the transactions contemplated thereby (and, if in writing, will furnish you with a copy thereof), (v) any request for information or other action by the Federal Trade Commission or the Antitrust Division of the Department of Justice relating to the Offer or the transactions contemplated thereby, directed to the

Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder or by any Other Agency which administers laws, rules or regulations governing antitrust matters or trade practices, (vi) any material adverse developments in connection with the Offer, including, without limitation, the commencement of any litigation or administrative action concerning the Offer or the transactions contemplated thereby, (vii) any filing made by the Company of information relating to the Offer with any securities exchange or any other regulatory body in the United States or any other jurisdiction and (viii) any other information relating to the Offer, the Offer Documents, the Restructuring, this Agreement or the transactions contemplated thereby which you may from time to time reasonably request. It is understood that you shall be deemed to have been advised of any of the foregoing if such occurrence has been made known (whether orally or in writing) to Ulrika Ekman or any member of her team that is at the level of Vice President or higher. In such event or if during such time (A) any event shall occur or condition shall exist as a result of which any Offer Document as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing at the time delivered to a holder of the Notes, not misleading, or (B) it is necessary to amend or supplement any Offer Document to comply with law, the Company will immediately notify you thereof and forthwith prepare and, subject to Section 4(b) above, file with the Commission (to the extent required) and furnish to you such amendments or supplements to such Offer Document as may be necessary so that the statements in such Offer Document as so amended or supplemented will not, in the light of the circumstances existing at the time delivered to a holder of the Notes, be misleading or so that such Offer Document will comply with law.

(d)	The Company will use its reasonable best efforts to obtain the registration or qualification of the Common Stock under all state securities or “blue sky” laws of such jurisdictions as may be required for the consummation of the Offer, and as may be required from FINRA, and to continue such qualifications in effect so long as required for the offer and distribution of the Common Stock pursuant to the Offer.

(e)	The Company will make generally available to its security holders and you as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least 12 months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

(f)	The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the exchange of Notes for Common Stock in connection with the Offer or the resale of the Common Stock.
(g)	The Company will use its reasonable best efforts to list, subject to notice of issuance, the Common Stock to be issued pursuant to the Offer on the NYSE.

(h)	From the date hereof to and including the Settlement Date, the Company will furnish to you or make available to you, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Notes, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system.

(i)	The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Offer Document that is not filed with the Commission.

(j)	None of the Company or any affiliate of the Company will take any action prohibited under the Exchange Act by (i) Regulation M in connection with the commencement and consummation of the Offer or (ii) Rule 13e-4(f)(6) in connection with the consummation of the Offer.
10.	Indemnification. The Company agrees to indemnify and hold harmless you and your affiliates and your and their respective directors, officers, agents, attorneys, employees and controlling persons, and each of their respective successors and assigns (each, an “Indemnified Person”), to the full extent lawful, from and against any losses, claims, damages, liabilities and expenses (collectively, “Losses”) incurred which (a) are related to or arise out of (i) the contents of oral or written information provided by the Company that is provided to any third party with the Company’s written consent, including any untrue statement or alleged untrue statement of a material fact contained in the Offer Documents, or any omission or alleged omission to state in any Offer Document a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made in the case of any Offer Documents other than the Registration Statement, not misleading, (ii) the commencement or consummation of, or any withdrawal, rescission, modification or termination by, the Company of, or failure by the Company to make or consummate, the Offer or the transactions contemplated thereby or compliance, or any failure to comply, with the terms and conditions specified in the Offer Documents or (iii) the failure of any representation, warranty, covenant or other statement of the Company contained in this Agreement to be true and accurate or complied with, or (b) are otherwise related to or arise out of your services as Dealer Manager, except, in the case of this clause (b), with respect to any Losses that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, security holders, employees or creditors for or in connection with the performance of your services as Dealer Manager hereunder or any transaction or conduct in connection therewith, except for Losses incurred by the Company that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person.

If the indemnity provided for in the foregoing paragraph of this Section 10 is held by a court to be unavailable for any reason to an Indemnified Person (other than pursuant to the exception expressly stated with respect to clause (b) in the preceding paragraph), the Company agrees to contribute to any Losses (a) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by you, on the other hand, from the Offer or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a), but also the relative fault of the Company, on the one hand, and you, on the other hand, in connection with the statements, omissions or other conduct that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received (or anticipated to be received) by the Company shall be deemed to be equal to the total value paid or proposed to be paid pursuant to the Offer and the transactions contemplated thereby (whether or not consummated), and benefits received by you shall be deemed to be equal to the fee paid to you as Dealer Manager. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or any of its affiliates, directors, officers, employees or agents), on the one hand, or by you, on the other hand. You and the Company agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding anything to the contrary above (other than pursuant to the exception contained in clause (b) of the preceding paragraph), in no event shall the aggregate contribution of all Indemnified persons, including you, be in excess of the amount of the fee actually paid by the Company to you in connection with your services as Dealer Manager pursuant to this Agreement.

Promptly after receipt by an Indemnified Person of written notice of any claim or commencement of an action or proceeding with respect to which indemnification or contribution may be sought hereunder, such Indemnified Person shall notify the Company in writing of such claim or of the commencement of such action, claim or proceeding, but failure to so notify the Company will not relieve the Company from any liability which it may have hereunder to such Indemnified Person, except to the extent that such failure results in the forfeiture of the Company of material rights and defenses. In the event of any such claim, action or proceeding, if such Indemnified Person shall notify the Company of the commencement thereof, the Company shall assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and expenses of such counsel; provided, however, (i) if the Company fails to assume such defense in a timely manner or to employ counsel reasonably satisfactory to such Indemnified Person or (ii) if the Indemnified Person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the Company, then such Indemnified Person shall be entitled to retain its own counsel at the expense of the Company; provided further, however, that the Company shall not be required to pay the fees and expenses of more than one separate counsel (in addition to any local counsel) for all Indemnified Persons in any single claim, action or proceeding. In respect of any claim, action or proceeding the defense of which shall have been assumed by the Company, in accordance with the foregoing, each Indemnified Persons shall have the right to participate in such litigation and to retain its own counsel at its own expense.

The foregoing rights to indemnity and contribution shall be in addition to, and not in substitution for, any liability which the Company might otherwise have to you and such other Indemnified Persons or any right or remedy which you and such other Indemnified Persons may have against the Company at common law or otherwise (including, without limitation, any liability of the Company to you under the Engagement Letter). The Company agrees that it will not, without your prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you or any other Indemnified Person is an actual or potential party), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from any and all liability arising out of such claim, action or proceeding. No Indemnified Person will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding for which you seek indemnification hereunder without the prior written consent of the Company.

The Company will promptly reimburse each Indemnified Person for all reasonable out-of-pocket costs and expenses (including counsel fees and expenses) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you or any other Indemnified Person is a party) or in enforcing these indemnification provisions; provided that if such action, claim, suit or proceeding is finally judicially determined to have arisen primarily from the gross negligence or willful misconduct of any Indemnified Person, the Indemnified Persons shall promptly repay to the Company such reimbursed expenses.

11.	Conditions to Obligations of the Dealer Manager; Withdrawal. Your obligations as Dealer Manager shall at all times be subject to the following conditions:

(a)	All representations and warranties of the Company contained in this Agreement are now, and at all times during the period of the Offer shall be true and accurate, in all material respects (or, in the case of the representations or warranties of the Company contained in this Agreement qualified by “materiality” or “Material Adverse Effect,” true and accurate, or complied with, in all respects).

(b)	The Company at all times shall otherwise have satisfied in all material respects all of its obligations hereunder (including the delivery of opinions of counsel specified in Section 9 hereof). The statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the date made, on and as of the date on which the Offer is commenced.

(c)	The Registration Statement shall have become effective prior to the Expiration Date and no order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission. The Prospectus and any amendment or supplement thereto and each Written Communication shall have been timely filed with the Commission under the Securities Act or the Exchange Act, as applicable (in the case of Written Communications, to the extent required by Rule 433 under the Securities Act, Rule 165 under the Securities Act and/or Rule 13e-4(d)(1) under the Exchange Act, as applicable). All requests by the Commission for additional information shall have been complied with. All other Offer Documents required to be filed with the Commission shall have been filed with the applicable time prescribed for such filing under the Securities Act and the Exchange Act, as applicable.

(d)	No statute, rule, regulation or order by any U.S. federal or state or regulatory authority shall prohibit the consummation of the Offer in the manner described in the Offer Documents. No injunction or order of any U.S. federal or state court shall have been issued that prohibit the consummation of the Offer in the manner described in the Offer Documents.

(e)	You shall have received on each of the Commencement Date and the Expiration Date a certificate of the chief financial officer or chief accounting officer of the Company or other senior executive officer of the Company who is satisfactory to you (i) confirming that the representations and warranties of the Company in this Agreement are true and correct as of the date of such officers’ certificate and that the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the date of such officers’ certificate, and (ii) on the Expiration Date only, to the effect set forth in paragraph (c) above.

(f)	You shall have received on and as of the Commencement Date and the Settlement Date satisfactory evidence of the good standing of the Company in its jurisdictions of organization in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(g)	Prior to the Settlement Date, the Common Stock to be issued in the Offer shall have been approved for listing on the NYSE, subject to official notice of issuance.

(h)	Upon request at any time on or prior to the Settlement Date, the Company shall have furnished to you such further certificates and documents as you may reasonably request.
If any condition specified in this Section 11 shall not have been fulfilled when and as required to be fulfilled, then you shall be entitled to withdraw as Dealer Manager in connection with the Offer without any liability or penalty to you or any other Indemnified Person, including, without limitation, any loss of any right to indemnification or contribution as provided in Section 10 hereof and to the payment of all fees and expenses payable hereunder. If you withdraw as Dealer Manager and without limiting the generality of the foregoing, reimbursement of your expenses through the date of such withdrawal shall be paid to you promptly after such date. The representations and warranties of the Company hereunder, the indemnity and contribution agreements of the Company contained in Section 10, and the obligations of the Company to compensate or reimburse you in accordance with the provisions of Section 6 hereof, shall remain operative and in full force and effect regardless of (i) the commencement or consummation of, or any withdrawal or termination by, the Company of, or failure by the Company to make or consummate, the Offer or the transactions contemplated thereby, (ii) any investigation made by or on behalf of any Indemnified Person, whether or not such investigation, if diligently made, would have disclosed facts upon which any breach of representation, warranty or agreement is or may be based or indemnity or contribution sought, (iii) any termination of this Agreement or (iv) any withdrawal by you pursuant to this Section 11 or otherwise.

12.	Governing Law; Waiver of Jury Trial; Consent to Jurisdiction; Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND WILL BE BINDING UPON AND INURE TO THE BENEFIT OF THE DEALER MANAGER AND ITS SUCCESSORS AND ASSIGNS. EACH OF THE COMPANY AND THE DEALER MANAGER AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY IT OR ON ITS BEHALF WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OFFER OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH OF THE COMPANY AND THE DEALER MANAGER ALSO HEREBY SUBMITS TO THE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK IN ANY PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT, AGREES NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS, AND WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO MOVE TO DISMISS OR TRANSFER ANY ACTION BROUGHT IN SUCH COURT ON THE BASIS OF ANY OBJECTION TO PERSONAL JURISDICTION, VENUE OR INCONVENIENT FORUM. Each of the Company and the Dealer Manager also hereby consents to service of process in the manner set forth in Section 14 below.

13.	Tombstone. The Company acknowledges that you may, with the prior written consent of the Company (not to be unreasonably withheld or delayed), at your expense place an announcement in such newspapers and periodicals as you may choose, stating that you have acted or are acting as Dealer Manager and financial advisor to the Company in connection with the Offer and the transactions contemplated thereby. Notwithstanding the foregoing, it is expressly understood that expenses incurred in respect of any publication in connection with the Offer shall be borne by the Company except in connection with the publication of a notice contemplated in the first sentence of this Section 13.

14.	Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and effective only on receipt and if (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid or (c) transmitted by facsimile (with receipt confirmed) to the parties hereto as follows:
(a)	If to the Dealer Manager:

Greenhill & Co., LLC 300 Park Avenue New York, New York 10022 Attention: Ulrika Ekman Facsimile No.: (212) 389-1547

With a copy to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: John H. Butler Facsimile No.: (212) 701-5800

(b)	If to the Company:

NCI Building Systems, Inc. 10943 North Sam Houston Parkway West Houston, Texas 77064 Attention: General Counsel Facsimile No.: (281) 477-9674

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Mark Gordon Facsimile No.: (212) 403-2000
15.	Parties In Interest. This Agreement, including, without limitation, any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, you and the other Indemnified Persons, and their respective heirs, successors and assigns. Except for the foregoing, nothing in this Agreement, nor the performance of services hereunder by you, is intended, or shall be construed, to confer on any other person or entity (including affiliates, security holders, employees or creditors of the Company) any rights or remedies hereunder or by virtue hereof as against you or your affiliates or their respective directors, officers, employees or agents.

16.	Joint and Several Obligations, Etc. In the event that the Company makes the Offer through one or more of its affiliates, each reference in this Agreement to the Company shall be deemed to be a reference to the Company and any such affiliates, and the representations, warranties, covenants and agreements of the Company and any such affiliates hereunder shall be joint and several.

17.	Termination. This Agreement shall terminate upon the expiration, termination or withdrawal of the Offer or with respect to you, upon your withdrawal as Dealer Manager pursuant to Section 11 hereof. Notwithstanding any such termination, the provisions of Sections 3, 5, 6, 7, 8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall remain in full force and effect.

18.	Entire Agreement. This Agreement and the Engagement Letter (the provisions of which are hereby ratified and confirmed in all respects) constitute the entire agreement between the Company and you and supersede all prior agreements, understandings and arrangements, oral or written, among such parties with respect to the subject matter hereof.

19.	Representations, Warranties, Covenants, Indemnities and Agreements to Survive. All representations, warranties, covenants and agreements of the Company and the Dealer Manager herein or in certificates delivered pursuant hereto, and the indemnity and contribution agreements contained in Section 10 hereof shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Dealer Manager or any person controlling the Dealer Manager within the meaning of the

Securities Act or the Exchange Act, or by or on behalf of the Company or any of its respective officers, directors or controlling persons within the meaning of the Securities Act or the Exchange Act, and shall survive the consummation of the Offer and the termination of this Agreement.

20.	Miscellaneous. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter so signed whereupon this letter and your acceptance shall constitute a binding agreement between us.

NCI BUILDING SYSTEMS, INC.
By:	/s/ Todd R. Moore
	Name:	Todd R. Moore
	Title:	Executive Vice President & General Counsel

Accepted as of the date first set forth above:
GREENHILL & CO., LLC

By:	/s/ Andrew Kramer

Name: Andrew Kramer
Title: Managing Director
[Signature Page to Dealer Manager Agreement]

SCHEDULE I
•	All documents filed by the Company with the Commission on or prior to the date of this Agreement
•	The “Lender Presentation,” dated September 2009, prepared by the Company
•	The Offer Documents
•	Any press release or filing of the Company that incidentally refers to the Offer or the transactions contemplated by the Investment Agreement, including, but not limited to, the Company’s press release relating to its third quarter earnings for 2009.